Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2011

•
Total net subscription additions of approximately 117,000, accelerating significantly compared to net subscription losses of 33,000 in the prior quarter; First increase in total subscriptions in four years

•	Service & Technology revenues up 25% year-over-year, exceeding guidance

•	Adjusted EBITDA and Net Loss both exceed guidance

•	Major progress on MSO deployments; ONO and Grande now live; Charter launching shortly; Virgin Media, RCN and Suddenlink deployment rates accelerating

•	DirecTV intends to launch TiVo in select markets in December

•	Comcast TiVo offering now in field trial

•	1.95 billion interactive ad impressions delivered to date showcases demand for TiVo's ability to help advertisers more effectively reach viewers

ALVISO, Calif. - November 22, 2011 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs), for consumers, television service providers, and consumer electronics manufacturers, today reported financial results for the third quarter ended October 31, 2011.

Tom Rogers, President and CEO of TiVo, said, “This was a great quarter and represented a significant step in our growth strategy. Our efforts to get TiVo in more homes globally continues to accelerate as we drove approximately 117,000 net subscription additions and returned to total positive net subscription growth for the first time in four years. We also exceeded our quarterly guidance on service and technology revenues, Adjusted EBITDA and net income. In the U.K., Virgin Media has now deployed its TiVo offering to more than 220,000 subscribers as of the end of October, and RCN recently expanded its TiVo product offering through the deployment of a whole-home solution. Both ONO and Grande deployments are now live, and we expect Charter Communications to begin initial deployments shortly. Additionally, DirecTV intends to launch its TiVo offering in select markets in December with a nationwide rollout to follow early next year. All of this is a testament to our leadership in advanced television and our ability to drive meaningful solutions to market.”

For the third quarter, service and technology revenues were $51.8 million, growing 25% year-over-year.

This compared to our guidance of $49 million to $51 million, $41.3 million for the same quarter last year and $49.6 million in the prior quarter. TiVo reported a net loss of ($24.5) million, compared to guidance of a net loss of ($27) million to ($29) million and a net loss of ($20.6) million in the same quarter last year. Net loss per share this quarter on a basic share basis was ($0.21). Additionally, Adjusted EBITDA was a loss of ($13.9) million, compared to Adjusted EBITDA guidance of a loss of ($17) million to ($19) million, and to an Adjusted EBITDA loss of ($12.2) million in the same quarter last year. TiVo ended the quarter with 2.04M total subscriptions, up 117,000.

Rogers continued, “Our mass deployment efforts are proving successful and gaining momentum with Pay-TV operators worldwide. These operators recognize the need to retain their position as the key providers of a video experience for consumers. They are increasingly turning to TiVo because of TiVo's proven advanced television solution that enables them to extract more value out of the television experience by joining traditional linear TV channels with broadband delivered content while vastly upgrading the user interface.

“Demand for Virgin Media's TiVo offering is quickly growing throughout the U.K. Just six months after launch, Virgin Media said that it had more than 220,000 TiVo subscribers live, up from the 50,000 just three months prior. Even more impressive is that 40% of these TiVo subscribers are new to Virgin Media. Virgin Media has also seen a significant increase in its customer satisfaction metrics, and CEO Neil Burkett best summed up what TiVo has done for Virgin Media when he said on the company's most recent earnings call, 'So how are our customers finding it? Well, firstly, they love it. Our net promoter score or customer satisfactions is much higher for TiVo than our legacy TV product. In fact, TiVo customers are twice as likely to recommend Virgin Media to their friends, telling their friends and their family about the game-changing technology, about the content discovery, and about their control. TiVo is facilitating a personalization that customers want. It's liberating them and putting them in control of their own viewing. 80% said that TiVo gives them more freedom to watch TV when they want it. 50% are watching more catch-up TV.'

Rogers continued, “Moving to RCN in the United States, in a short period of time we've had an excellent reception for TiVo Premiere from RCN, and RCN has been a key contributor to our turnaround in subscription growth. More importantly, RCN has experienced higher customer satisfaction, lower churn and increased Video On Demand (VOD) usage in homes with TiVo. To that end, we are pleased that RCN is now expanding its suite of TiVo offerings to become the first Pay-TV operator to deploy what cable operators have been seeking for a long time, which is a way to get the TiVo user interface distributed more broadly in the form of a non-DVR set-top box. This is an indication of how operators want to use TiVo as an interface for an entire whole-home experience.

“We believe the success we've seen with these two operators along with our on-going deployment with Suddenlink, our recent launches with Grande and ONO and our planned upcoming launch with Charter puts us in a solid position to continue our upward trajectory as these operators represent more than 10 million homes that we now have the ability to reach as an exclusive or primary product offering. Additionally, DirecTV has informed us that they intend to initiate the launch of the TiVo-DIRECTV product in select markets in December with a nationwide rollout to follow early next year. Finally, we believe the tangible success current Pay-TV partners are seeing with our product will lead to further distribution opportunities both domestically and abroad.

“We believe that penetration within our current distribution deals and potential new deployment deals along with stabilizing our TiVo-Owned business, where churn has slowed and new subscriptions have come in at much higher subscription fees, is setting the foundation for the long-term growth of TiVo. Further, we believe our upcoming integration of Comcast VOD with our retail product, which is now currently in field trial, will be the first retail set-top box to combine traditional cable and cable video on demand with all of the great services the Tivo Premier DVR enables, will be an opportunity to drive incremental TiVo-Owned subscriptions.

“Turning to our advertising and audience research and measurement business, TiVo's advertising solutions continue to be an important offering for brands, advertisers and networks looking to grab the attention of the timeshifting viewer in a nonintrusive way. During this year, we have delivered 1.95 billion interactive ad impressions thus far for our advertising clients which compares very favorably to many large cable operators' interactive advertising offerings. This number is derived from just our current base while we continue to focus on creating opportunities for advertising growth off of our operator deployments.

“Finally, we continue to believe there is tremendous value in defending our innovation and intellectual property. We are pleased with how our case against AT&T and Microsoft in the United States District Court for the Eastern District of Texas is progressing after receiving what we believe is a positive claim construction and with trial currently scheduled to begin in January.”

Rogers concluded, “This is an exciting time for TiVo as we head down a path toward sustained growth, marked this quarter by returning our total subscription base to positive growth and exceeding guidance in our financial results. Looking out at the fourth quarter and into our next fiscal year, we are focused on improving Adjusted EBITDA and achieving success in four key areas: executing on current distribution deals we have in place; signing new distribution deals; reducing R&D and litigation spend over time; and protecting our intellectual property. As these four key areas play out, TiVo is well positioned to create shareholder value.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2012, TiVo anticipates service and technology revenues in the range of $48 million to $50 million. TiVo anticipates net loss to be in the range of ($31) million to ($33) million, and an Adjusted EBITDA loss to be in the range of ($21) million to ($23) million. Included in the fourth guidance is higher expected litigation expense relating to AT&T/Microsoft cases where significant activity is scheduled in December and January and the expected impact of flooding in Thailand on our hard drive costs which we believe will be less than $1 million in the fourth quarter. Further, we anticipate litigation expense to be lower in both the first quarter and the full-year fiscal 2013.

This financial guidance is based on information available to management as of November 22, 2011. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 22, 2011. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 25529718). The Webcast will be archived and available through November 30, 2011 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference

ID number 25529718.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future subscription growth with TiVo's MSO customers and subscription growth in TiVo's retail business, the timing of future TiVo product roll-outs, availability of particular products now and in the future, and the expected acceleration of the deployments with customers such as DIRECTV, ONO, Charter, RCN, Comcast, Suddenlink, Virgin Media, and Grande Communications among others, the future market for TiVo's interactive advertising and audience research and measurement products, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as amended, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2011 and July 31, 2011, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
Revenues
Service revenues	$32,413	$34,298	$99,763	$106,196
Technology revenues	19,391	7,024	40,480	20,412
Hardware revenues	12,970	9,532	31,465	37,182
Net revenues	64,774	50,854	171,708	163,790
Cost of revenues
Cost of service revenues	9,265	9,878	27,154	30,168
Cost of technology revenues	7,721	4,172	18,554	13,404
Cost of hardware revenues	16,817	13,566	39,071	44,331
Total cost of revenues	33,803	27,616	84,779	87,903
Gross margin	30,971	23,238	86,929	75,887
Research and development	27,272	20,446	80,542	58,400
Sales and marketing	6,753	6,157	19,995	20,539
Sales and marketing, subscription acquisition costs	2,398	1,398	6,072	5,955
General and administrative	18,032	16,162	58,310	41,962
Litigation Proceeds	—	—	(175,716)	—
Total operating expenses	54,455	44,163	(10,797)	126,856
Income (loss) from operations	(23,484)	(20,925)	97,726	(50,969)
Interest income	759	348	4,600	1,098
Interest expense and other income (expense)	(2,015)	—	(6,604)	(147)
Income (loss) before income taxes	(24,740)	(20,577)	95,722	(50,018)
Benefit from (provision for) income taxes	242	(43)	(746)	(106)
Net income (loss)	$(24,498)	$(20,620)	$94,976	$(50,124)

Net income (loss) per common share
Basic	$(0.21)	$(0.18)	$0.82	$(0.44)
Diluted	$(0.21)	$(0.18)	$0.74	$(0.44)

Income (loss) for purposes of computing net income (loss) per share:
Basic	(24,498)	(20,620)	94,976	(50,124)
Diluted	(24,498)	(20,620)	99,997	(50,124)

Weighted average common and common equivalent shares:
Basic	117,232,354	114,179,608	116,208,111	113,171,074
Diluted	117,232,354	114,179,608	135,722,730	113,171,074

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2011	January 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$83,941	$71,221
Short-term investments	520,367	138,216
Accounts receivable, net of allowance for doubtful accounts of $373 and $275, respectively	19,000	16,011
Inventories	15,499	13,228
Deferred cost of technology revenues, current	7,264	13,760
Prepaid expenses and other, current	10,006	6,983
Total current assets	656,077	259,419
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $45,736 and $44,682, respectively	9,739	10,229
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $17,108 and $15,110, respectively	5,239	6,956
Deferred cost of technology revenues, long-term	20,194	2,100
Prepaid expenses and other, long-term	3,802	1,224
Long-term investments	3,400	5,890
Total long-term assets	42,374	26,399
Total assets	$698,451	$285,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$30,006	$18,052
Accrued liabilities	35,832	30,115
Deferred revenue, current	73,848	33,792
Total current liabilities	139,686	81,959
LONG-TERM LIABILITIES
Deferred revenue, long-term	90,789	34,857
Convertible senior notes	172,500	—
Deferred rent and other long-term liabilities	539	246
Total long-term liabilities	263,828	35,103
Total liabilities	403,514	117,062
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 122,215,867 and 117,420,874, respectively and outstanding shares are 120,815,344 and 116,475,318, respectively	122	117
Treasury stock, at cost - 1,400,523 shares and 945,556 shares, respectively	(13,226)	(8,660)
Additional paid-in capital	992,511	956,947
Accumulated deficit	(684,249)	(779,225)
Accumulated other comprehensive income (loss)	(221)	(423)
Total stockholders’ equity	294,937	168,756
Total liabilities and stockholders’ equity	$698,451	$285,818

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$94,976	$(50,124)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	6,682	6,824
Loss on disposal of fixed assets	—	42
Stock-based compensation expense	21,979	18,816
Amortization of discounts and premiums on investments	2,483	1,473
Non-cash loss on overallotment option	2,192	—
Utilization and write-down of trade credits	619	93
Allowance for doubtful accounts	322	323
Changes in assets and liabilities:
Accounts receivable	(3,311)	(599)
Inventories	(2,271)	(10,922)
Deferred cost of technology revenues	(11,088)	(10,734)
Prepaid expenses and other	(653)	(589)
Accounts payable	11,854	5,689
Accrued liabilities	5,717	3,038
Deferred revenue	40,056	(2,174)
Deferred rent and other long-term liabilities	56,225	18
Net cash provided by (used in) operating activities	$225,782	$(38,826)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(640,300)	(133,264)
Sales or maturities of long-term and short-term investments	256,990	155,175
Acquisition of property and equipment	(4,094)	(5,280)
Acquisition of capitalized software and intangibles	(281)	—
Net cash provided by (used in) investing activities	$(387,685)	$16,631
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net	166,109	—
Proceeds from issuance of common stock related to exercise of common stock options	9,796	30,036
Proceeds from issuance of common stock related to employee stock purchase plan	3,284	2,407
Treasury stock - repurchase of stock for tax withholding	(4,566)	(3,858)
Net cash provided by financing activities	$174,623	$28,585
NET INCREASE IN CASH AND CASH EQUIVALENTS	$12,720	$6,390
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	71,221	70,891
Balance at end of period	$83,941	$77,281

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	October 31		Three Months Ending
	2011	2010	January 31, 2012
	(In thousands)		(In millions)
Net loss	$(24,498)	$(20,620)	$(33) - $(31)
Add back:
Depreciation & amortization	2,189	2,264	$2
Interest income & expense	1,256	(348)	$1
Provision for income tax	(242)	43	$0
EBITDA	(21,295)	(18,661)	$(30) - $(28)
Stock-based compensation	7,420	6,442	$7
Adjusted EBITDA	$(13,875)	$(12,219)	$(23) - $(21)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended October 31,
(Subscriptions in thousands)	2011	2010
TiVo-Owned Subscription Gross Additions:	30	35
Subscription Net Additions/(Losses):
TiVo-Owned	(30)	(45)
MSOs	147	(67)
Total Subscription Net Additions/(Losses)	117	(112)
Cumulative Subscriptions:
TiVo-Owned	1,135	1,321
MSOs	910	951
Total Cumulative Subscriptions	2,045	2,272
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	56%	56%

Included in the 1,135,000 TiVo-Owned subscriptions are approximately 270,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs lines refer to subscriptions sold to consumers by multiple system operators and broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, and Suddenlink and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2011	2010
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,149	1,345
TiVo-Owned subscription cancellations	(60)	(80)
TiVo-Owned Churn Rate per month	(1.7)%	(2.0)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2011	2010	2011	2010
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,398	$1,398	$8,286	$7,977
Hardware revenues	(12,970)	(9,532)	(45,901)	(60,571)
Less: MSOs'-related hardware revenues	8,998	3,416	24,273	23,272
Cost of hardware revenues	16,817	13,566	63,773	72,293
Less: MSOs'-related cost of hardware revenues	(6,351)	(2,618)	(17,463)	(20,062)
Total Acquisition Costs	8,892	6,230	32,968	22,909
TiVo-Owned Subscription Gross Additions	30	35	142	146
Subscription Acquisition Costs (SAC)	$296	$178	$232	$157

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$32,413	$34,298
Less: MSOs'-related service revenues	(4,087)	(3,670)
TiVo-Owned-related service revenues	28,326	30,628
Average TiVo-Owned revenues per month	9,442	10,209
Average TiVo-Owned per month subscriptions	1,149	1,345
TiVo-Owned ARPU per month	$8.22	$7.59

	Three Months Ended October 31,
MSOs' Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$32,413	$34,298
Less: TiVo-Owned-related service revenues	(28,326)	(30,628)
MSOs'-related service revenues	4,087	3,670
Average MSOs' revenues per month	1,362	1,223
Average MSOs' per month subscriptions	828	984
MSOs' ARPU per month	$1.65	$1.24

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs' subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.